Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this Exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 8, 2024.

CD&R VECTOR HOLDINGS, L.P.	By: CD&R Investment Associates IX, Ltd., its general partner /s/ Rima Simson Name: Rima Simson Title: Vice President, Treasurer and Secretary

CD&R INVESTMENT ASSOCIATES IX, LTD.	/s/ Rima Simson Name: Rima Simson Title: Vice President, Treasurer and Secretary

CD&R ASSOCIATES IX, L.P.	By: CD&R Investment Associates IX, Ltd., its general partner /s/ Rima Simson Name: Rima Simson Title: Vice President, Treasurer and Secretary